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                                                                    EXHIBIT 11.1


                               WEEKS CORPORATION
               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK

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                                                       Three Months    Three Months    Six Months      Six Months
                                                           Ended            Ended           Ended           Ended
(IN THOUSANDS, EXCEPT PER SHARE DATA)                  JUNE 30,1997    JUNE 30, 1996   JUNE 30, 1997   JUNE 30, 1996
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
Weighted average number of common
   shares outstanding                                        15,906           11,156          14,994          11,156
Dilutive effect of outstanding stock options
   (determined under the treasury stock method)                  --               --              --              --
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Weighted average number of common
   and common equivalent shares outstanding                  15,906           11,156          14,994          11,156
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  Net income                                                $ 5,080          $ 3,092         $ 8,906         $ 6,193
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Per share data:
   Net income per share                                     $  0.32          $  0.28         $  0.59         $  0.56
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